Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Juniper Industrial Holdings, Inc. on Form S-4 of our report dated March 30, 2020, with respect to our audits of the financial statements of Juniper Industrial Holdings, Inc. as of December 31, 2019 and for the period from August 12, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 8, 2021